TAVAD S.L.


                                                                    May 13, 2004

Hythiam Inc.


      Re:   Technology Purchase and Royalty Agreement
            Dated as of March 12, 2003
            -----------------------------------------

Dear Sirs:

      This is to confirm our mutual agreement that the term "cocaine" as used in the Technology Purchase Agreement dated as of March 12, 2003, by and between Hythiam Inc. ("Hythiam") and Tratamientos Avanzados de la Adiccion S.L. ("TAVAD" formerly known as CITA S.L.") shall be deemed to include "crack cocaine" in all places that such term is used in the Agreement, except for Section 12.4. Tavad does not warrant that the Intellectual Property constitutes all technology and know-how necessary for crack cocaine detoxification procedures. Without limiting the generality of the foregoing, it is the sole responsibility of Hythiam to determine the procedures and know-how for use of the Intellectual Property in crack cocaine detoxification procedures, including the safety and efficacy of such procedures.

      The Technology Purchase Agreement, as amended by this Letter Agreement remains in full force and effect.

      Kindly acknowledge your agreement to the foregoing by signing a copy of this letter where indicated.

                                    Very truly yours,

                                    TAVAD S.L.


                                    By: /s/ Juan Jose Legarda
                                        -----------------------

AGREED TO:

Hythiam Inc.


By: /s/ Terren S. Peizer
    --------------------------------

                               SECOND AMENDMENT TO
                    TECHNOLOGY PURCHASE AND ROYALTY AGREEMENT

            THIS AGREEMENT made as of the 25th day of September, 2003 by and between HYTHIAM, INC., a New York corporation ("Buyer"), having its principal place of business at 11111 Santa Monica Boulevard, Suite 550, Los Angeles, California 90025, and CITA S.L., a Spanish corporation ("Seller"), having its principal place of business at Avda Fuentelarreina 8, Madrid 28035 Spain.

                              W I T N E S S E T H :

            WHEREAS, Buyer and Seller have entered into the Purchase Agreement (defined below), which is incorporated herein by reference; and

            WHEREAS, the parties wish to amend certain provisions of the Purchase Agreement upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Definitions. Terms defined in this Paragraph or parenthetically defined elsewhere in this Amendment shall have the meanings here or there provided. Capitalized terms used in this Amendment which are not defined herein have the meanings ascribed to them in the Purchase Agreement. Defined terms may be used in the singular or plural, as the context requires.

                  a. "Amendment" means this Second Amendment to the Purchase Agreement.

                  b. "Market Value" means the average, over the preceding 30 consecutive calendar days, of the closing prices of sales of Shares on any domestic exchange on which they are listed, or, if there have been no sales on any day, the average of the highest bid and lowest asked prices at the end of the day, or, if the Shares are not listed on a domestic exchange, the average of the highest bid and lowest asked prices in the domestic over-the-counter market as reported by the OTC Bulletin Board.

                  c. "Merger" means the merger between Buyer and the wholly-owned subsidiary of a public shell company, as described in Buyer's Private Placement Memorandum dated August 8, 2003, as amended, which is incorporated herein by reference.

                  d. "Purchase Agreement" means the Technology Purchase and Royalty Agreement, dated as of March 12, 2003, by and between Buyer and Seller, as the same may be amended from time to time.

                  e. "Shares" means shares of common stock of Buyer, or a corporation for whose shares they are exchanged.

                  f. "Triggering Event" means that both of the following shall have occurred:

                        i. The aggregate Market Value of all Shares granted to Seller pursuant to the Purchase Agreement and this Amendment and any shares and options issued to Dr. Juan Jose Legarda Ibanez individually (the total of which shall be at least 1,400,000 million shares; and assuming, for purposes of the calculation, the full conversion of all options, including the options granted pursuant to this Amendment) is not at least US $10 million at some time within 18 months following the Merger; and

                        ii. Buyer has not developed a European expansion plan and does not have at least the first facility in Europe performing Processes in the Field (as defined in Section 2.5 of the Purchase Agreement) within 18 months following the Merger.

            2. Amendment of Territory. Effective as of the date hereof, the definition of "Territory" in Section 1.1 of the Purchase Agreement is amended to read in its entirety as follows:

                  "1.11 TERRITORY. The term `Territory' means worldwide, except for the country of Spain which shall be excluded from the Territory."

            3. Additional Options. In addition to the Shares and options to purchase Shares which will be granted to Seller pursuant to the Purchase Agreement, Seller will be granted options to purchase an additional 160,000 Shares at US $2.50 per Share, exercisable at any time within five years from the date of the Merger, subject to the same conditions described in Section 2.1.2(b) of the Purchase Agreement.

            4. Contingent Payment. If there is a Triggering Event, upon written notice by Seller within 30 days thereafter, Buyer shall, at its option, either
(a) pay to Seller an additional US $3 million or (b) issue to Seller the higher of 750,000 additional Shares or that number of additional Shares that have a total Market Value of US $3 million as of the date of the Triggering Event.

            5. Amendment of Royalty. Effective as of the date hereof, Section 2.1.3(a) of the Purchase Agreement is amended to read in its entirety as follows:

            "(a) BUYER shall pay SELLER Continuing Royalties of Six Percent (6%) of the first US $10 million gross sales of alcohol and cocaine detoxification Process (defined below) BUYER (or any licensee) performs using the Intellectual Property in Europe, and Three Percent (3%) thereafter for so long as BUYER (or any licensee) uses the Intellectual Property. BUYER shall pay SELLER Continuing Royalties of Three Percent (3%) of gross sales of alcohol and cocaine detoxification Process BUYER (or any licensee) performs using the Intellectual Property elsewhere in the Territory for so long as BUYER (or any licensee) uses the Intellectual Property."

            6. European Operations. Dr. Legarda will, at his option, oversee Buyer's European operations on terms and conditions mutually agreed between Dr. Legarda and Buyer's Board of Directors.

            7. Miscellaneous Provisions.

                  a. All article headings and subheadings in this Amendment are for convenience of reference only and are not intended to qualify the meaning of any paragraph or subparagraph hereof.

                  b. Except as specifically amended or supplemented in this Amendment, the provisions of the Purchase Agreement remain in full force and effect and are in all respects ratified and confirmed. In the event of an ambiguity or conflict between the terms of the Purchase Agreement and this Amendment, this Amendment shall control.

                  c. This Amendment may be executed in counterparts, which together shall constitute one and the same instrument. Facsimile signatures shall be binding as originals.

                  d. This Amendment and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter and may not be changed, modified, amended or terminated orally, but only by a writing signed by the parties hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized.


                                    CITA S.L.


                                    By:  /s/ Juan Jose Legarda
                                        -------------------------------------
                                          Dr. Juan Jose Legarda Ibanez
                                          Title:


                                    HYTHIAM, INC.


                                    By: /s/ Terren S. Peizer
                                        -------------------------------------
                                          Terren S. Peizer
                                          Title:

                               FIRST AMENDMENT TO

                    TECHNOLOGY PURCHASE AND ROYALTY AGREEMENT

      THIS AGREEMENT made as of the 16th day of September, 2003 by and between HYTHIAM, INC., a New York corporation ("Buyer"), having its principal place of business at 11111 Santa Monica Boulevard, Suite 550, Los Angeles, California 90025, and CITA S.L., a Spanish corporation ("Seller"), having its principal place of business at Avda Fuentelarreina 8, Madrid 28035 Spain.

                              W I T N E S S E T H :

      WHEREAS, Buyer and Seller have entered into the Purchase Agreement (defined below); and

      WHEREAS, the parties wish to amend certain provisions of the Purchase Agreement upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Definitions. Terms defined in this Paragraph or parenthetically defined elsewhere in this Amendment shall have the meanings here or there provided. Capitalized terms used in this Amendment which are not defined herein have the meanings ascribed to them in the Purchase Agreement. Defined terms may be used in the singular or plural, as the context requires.

            a. "Amendment" means this Amendment to the Purchase Agreement.

            b. "Market Value" means the average, over the preceding 5 consecutive trading days, of the closing prices of sales of Shares on any domestic exchange on which they are listed, or, if there have been no sales on any day, the average of the highest bid and lowest asked prices at the end of the day, or, if the Shares are not listed on a domestic exchange, the average of the highest bid and lowest asked prices in the domestic over-the-counter market as reported by the OTC Bulletin Board.

            c. "Merger" means the closing and effectiveness of a reverse triangular merger between Buyer and the wholly-owned subsidiary of a public shell company whose shares are traded on the OTC Bulletin Board.

            d. "Purchase Agreement" means the Technology Purchase and Royalty Agreement, dated as of March 12, 2003, by and between Buyer and Seller, as the same may be amended from time to time.

            e. "Shares" means shares of common stock of Buyer, or a public corporation for whose shares they are exchanged.

            f. "Triggering Event" means that both of the following shall have occurred:

                  i. On the first anniversary of the Merger, the aggregate Market Value of all Shares granted to Seller pursuant to the Purchase Agreement and this Amendment and any shares and options issued to Dr. Juan Jose Legarda Ibanez individually (the total of which shall be at least 1,400,000 million shares; and assuming, for purposes of the calculation, the full conversion of all options, including the options granted pursuant to this Amendment) is not at least $10 million; and

                  ii. On the date which is 27 months from the date of the Merger, Buyer does not have at least one facility in Europe performing the Processes in the Field (as defined in Section 2.5 of the Purchase Agreement).

            2. Amendment of Territory. Effective as of the date hereof, the definition of "Territory" in Section 1.1 of the Purchase Agreement is amended to read in its entirety as follows:

                  "1.11 TERRITORY. The term `Territory' means worldwide, except for the country of Spain which shall be excluded from the Territory."

            3. Additional Options. In addition to the Shares and options to purchase Shares which will be granted to Seller pursuant to the Purchase Agreement, Seller will be granted options to purchase an additional 160,000 Shares at $2.50 per Share, exercisable at any time after 27 months and within 5 years from the date of the Merger, subject to the same conditions described in
Section 2.1.2(b) of the Purchase Agreement. The options will become exercisable immediately if Seller waives its right to the contingent payment provided for in
Section 4 below.

            4. Contingent Payment. In the event of a Triggering Event, upon written notice by Seller within 30 days thereafter, (a) the options granted pursuant to Section 3 above shall be cancelled and of no further force or effect, and (b) Buyer shall, at its option, either (i) pay to Seller an additional $3 million or (ii) issue to Seller the higher of 750,000 additional Shares or that number of additional Shares that have a total Market Value of $3 million as of the date of the Triggering Event. To the extent, if any, that Seller is unable to sell any such Shares due to the volume restrictions of Rule 144 promulgated under the Securities Act of 1933, as amended, and the Market Value of the Shares he is so unable to sell declines within 6 months of issuance, the Company will issue that number of additional Shares with a total Market Value equal to the difference between the Market Value of such Shares on the issue date and the Market Value 6 months thereafter.

            5. Miscellaneous Provisions.

                  a. All article headings and subheadings in this Amendment are for convenience of reference only and are not intended to qualify the meaning of any paragraph or subparagraph hereof.

                  b. Except as specifically amended or supplemented in this Amendment, the provisions of the Purchase Agreement remain in full force and effect and are in all respects ratified and confirmed. In the event of an ambiguity or conflict between the terms of the Purchase Agreement and this Amendment, this Amendment shall control.

                  c. This Amendment may be executed in counterparts, which together shall constitute one and the same instrument. Facsimile signatures shall be binding as originals.

                  d. This Amendment and the other agreements to which it refers constitute the complete agreement between the parties with respect to the subject matter and may not be changed, modified, amended or terminated orally, but only by a writing signed by the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized.

                                        CITA S.L.


                                        By: /s/ Juan Jose Legarda
                                           -------------------------------------
                                            Dr. Juan Jose
                                            Legarda Ibanez
                                            Title:

                                  HYTHIAM, INC.


                                        By: /s/ Terren S. Peizer
                                           -------------------------------------
                                           Terren S. Peizer
                                           Title:

                                                                  EXECUTION COPY
                                                                  --------------

                    TECHNOLOGY PURCHASE AND ROYALTY AGREEMENT

      This Technology Purchase and Royalty Agreement (the "Agreement") is entered into as of the 12th day of March, 2003, by and between HYTHIAM, INC., a Delaware corporation ("BUYER"), having its principal place of business at 11111 Santa Monica Boulevard, Suite 650, Los Angeles, California 90025, and CITA S.L., a Spanish corporation ("SELLER"), having its principal place of business at Roncesvalles 2, Madrid 28007 Spain.

                                    RECITALS

      WHEREAS, SELLER is the rightful owner of certain technology, patents pending, know-how and related intellectual property with respect to an alcohol and cocaine detoxification and neuron adaptation process which is more specifically described on Schedule A and attached hereto (the "Intellectual Property");

      WHEREAS, BUYER desires to acquire, on an exclusive basis, all of SELLER's right, title and interest to use, sell the products and services embodied in, and license (collectively, "Exploit") the Intellectual Property in the Field within the Territory on the terms and conditions set forth in this Agreement;

      WHEREAS, SELLER is willing to sell, exclusively to BUYER, SELLER's right, title and interest to Exploit the Intellectual Property in the Field within the Territory on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1: DEFINITIONS

      1.1 BUYER'S AGENTS. The term "BUYER's Agents" means all of BUYER's officers, directors, shareholders, partners, employees, independent contractors and other agents.

      1.2 FIELD. The term "Field" has the meaning stated in Section 2.5.

      1.3 HEALTH CARE PROVIDER. The term "Health Care Provider" means each psychiatrist, psychologist, physician, nurse, or other health care professional that is engaged by BUYER to utilize the Intellectual Property, including pre-treatment testing, detoxification, and post-treatment follow-up.

      1.4 HEALTH CARE PROVIDER OFFICE. The term "Health Care Provider Office" means the Office of a Health Care Provider.

      1.5 INTELLECTUAL PROPERTY. The term "Intellectual Property" has the meaning stated in the first paragraph of the Recitals.

      1.6 MARKETING MATERIAL. The term "Marketing Material" has the meaning stated in Section 7.2.1.

      1.7 MEDICAL CENTER. The term "Medical Center" has the meaning stated in
Section 2.6.

      1.8 PAYMENT DATE. The term "Payment Date" means the date that is ten (10) days after the close of each Payment Period (e.g., February 10, with regard to the month of January).

      1.9 PAYMENT PERIOD. The term "Payment Period" means each calendar month.

      1.10 SELLER'S AGENTS. The term "SELLER's Agents" means all of SELLER's officers, directors, shareholders, partners, employees, independent contractors and other agents.

      1.11 TERRITORY. The term "Territory" means the United States of America, Canada and Mexico.

SECTION 2: ACQUISITION OF THE INTELLECTUAL PROPERTY

      2.1 TRANSFER OF PROPERTY

            2.1.1 ACQUISITION.

                  (a) Subject to the terms and conditions hereof, on the Closing Date, SELLER shall sell, transfer, assign and convey (the "Transfer") exclusively to BUYER, and BUYER shall purchase from SELLER, free and clear of all liens, claims and encumbrances (except as set forth on Schedule B), all of SELLER's right, title and interest to Exploit the Intellectual Property in the Field within the Territory in consideration for the performance by BUYER of its obligations under this Agreement.

                  (b) SELLER expressly reserves all rights in and to the Intellectual Property for all uses (the "Retained Uses") outside of the Field in the Territory and for uses in the Field in all jurisdictions (the "Retained Territory") outside of the Territory, including, without limitation, the right to utilize the Intellectual Property in the Retained Territory for any purpose and to license or Transfer the Intellectual Property to third parties for use in the Retained Territory for any purpose (subject to Section 14.24) and for use in the Retained Uses in the Territory.

            2.1.2 EQUITY CONSIDERATION.

                  (a) As partial consideration for the sale of the Intellectual Property, BUYER will issue to SELLER shares of its common stock (the "Shares") following consummation of the first equity financing (the "First Equity Financing") of BUYER which raises gross proceeds of at least $5,000,000. The number of shares that will be issued will represent five percent (5%) of BUYER's outstanding capital stock after the consummation of the First Equity Financing, assuming that (i) any shares of convertible preferred stock or warrants have been converted into or exercised for, as applicable, common stock at the then-applicable conversion or exercise rate and (ii) only $5,000,000 of shares were issued at the sale price in the First Equity Financing (regardless of the number of shares actually issued). Notwithstanding the foregoing, SELLER's percentage ownership interest in the shares of common stock of BUYER shall not be reduced to less than 4.5% (on a fully diluted basis after giving effect to the exercise of all Convertible Securities) upon the completion of the first $10,000,000 in equity financing that is raised by BUYER

                  (b) As a condition to receiving the shares described in
Section 2.1.2(a), BUYER will have to (x) deliver to SELLER an appropriate investor representation letter to establish that BUYER may issue the shares to SELLER in compliance with applicable federal and state securities laws and a properly completed Form W-8BEN and (y) at BUYER's option, either (i) become a party to any stockholder, investor rights or similar agreement ("Investor Agreement(s)") entered into in connection with the First Equity Financing; provided that such Investor Agreement(s) is in a form reasonably satisfactory to SELLER and pursuant to which SELLER shall be subject to the same rights (except as to board representation and as set forth in the last sentence hereof) and obligations as BUYER's founding stockholder or (ii) sign an investor agreement in form reasonably satisfactory to BUYER and SELLER (which may be part of the investor representation letter) which will, among other things, limit transfer of the shares, grant BUYER a right of first refusal (subject to customary exceptions), and provide for a lock-up of up to 180 days in connection with a public offering by BUYER; provided, that SELLER shall not be under any greater restriction under the lock-up than BUYER's founding stockholders. The Investor Agreement(s) or investor representation letter will grant SELLER unlimited piggyback registration rights with respect to the shares of common stock (including the shares issuable upon exercise of any options) of BUYER owned by SELLER, subject to customary terms, conditions and restrictions. The Investor Agreement shall also grant SELLER the right to put its shares of common stock (including the shares issuable upon exercise of the options) to BUYER at a purchase price equal to their fair market value if BUYER shall not have completed an initial public offering or a Reverse Merger within three years following the Closing Date

                  (c) For the gross proceeds, if any, between $5,000,000 and $10,000,000 raised in the First Equity Financing, BUYER will also issue to SELLER stock options up to an additional two percent (2%) of BUYER's common stock, assuming that any shares of convertible preferred stock or warrants have been converted into or exercised for, as applicable, common stock at the then-applicable conversion or exercise rate Such stock options will be granted on a pro rata basis depending on the exact amount of such proceeds raised (e.g., if $7,500,000 of gross proceeds are raised in the First Equity Financing, BUYER will issue to SELLER stock options to purchase one percent (1%) of BUYER's common stock). The stock option grant will be made subject to the same conditions described above for the stock grant and will be made pursuant to BUYER's standard form of stock option agreement satisfactory to BUYER, will have an exercise price equal to the per share price in the First Equity Financing, and will have such vesting and other provisions that are no less favorable than the options granted to BUYER's senior officers.

                  (d) SELLER understands that BUYER may raise some or all of the First Equity Financing through a reverse merger (a "Reverse Merger") with an existing public company ("Merger Partner"). In the event BUYER consummates a Reverse Merger, (i) the net working capital (determined in accordance with generally accepted accounting principles) of the Merger Partner as of the closing of the Reverse Merger, net of long-term debt in excess of $1,000,000 and
(ii) cash obtained upon the sale of any marketable securities held by a Merger Partner shall be treated as proceeds of an equity financing (such that if Merger Partner had $4,000,000 of net working capital and no long-term liabilities and Buyer raised $3,000,000 in a separate equity financing, then, as of the consummation of the Reverse Merger, BUYER shall be deemed to have engaged in a First Equity Financing which raised $7,000,000) and (ii) SELLER will receive common stock of the Merger Partner and options to purchase common stock of the Merger Partner on a basis otherwise consistent with the terms set forth in the other clauses of this Section 2.1.2.

            2.1.3 CONTINUING ROYALTIES.

                  (a) BUYER shall pay SELLER Continuing Royalties of Three Percent (3%) of gross sales of alcohol or cocaine detoxification Process (defined below) BUYER (or any licensee) performs using the Intellectual Property for so long as BUYER (or any licensee) uses the Intellectual Property.

                  (b) Continuing Royalties shall be paid by BUYER to SELLER on all collected funds for each Payment Period no later than the Payment Date.

                  (c) BUYER shall tender payments of the Continuing Royalties due on each Payment Date by wire transfer to such account or accounts as SELLER may designate in advance.

                  (d) BUYER shall pay the Continuing Royalties in US Dollars.

                  (e) BUYER's obligation to pay Continuing Royalties to SELLER shall terminate after the public disclosure (other than as a result of a breach by BUYER of Section 8.1) of all Intellectual Property knowhow and the expiration of the last to expire of all Intellectual Property patents that are enforceable within the Territory.

                  (f) In the event that Buyer shall make any improvements to the Intellectual Property, BUYER shall continue to be obligated to pay Continuing Royalties of Three Percent (3%) to SELLER of gross sales of alcohol or cocaine detoxification Processes BUYER (or any licensee) performs using the Intellectual Property and any improvements thereto.

      2.2 CLOSING.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067, on the date (the "Closing Date") on which this Agreement is executed by the parties hereto or at such later date and/or other place as the parties shall mutually agree upon.

                  (b) At the Closing, SELLER shall deliver to BUYER a duly executed general bill of sale and assignment of the Intellectual Property and any other documents of transfer requested by BUYER necessary to convey all of SELLER's right, title and interest in and to the Intellectual Property to BUYER, in recordable form, if required.

                  (c) At the Closing, BUYER shall deliver to SELLER a duly executed security agreement, substantially in the form of Exhibit 1 hereto, granting SELLER a first priority security interest in the Intellectual Property to secure SELLER's reversion rights pursuant to Section 2.6 and Section 2.7.

      2.3 FURTHER ASSURANCES. At any time and from time to time after the Closing Date and after the delivery of all of the initial documents and necessary information that comprise the Intellectual Property at BUYER's request and approved expense, and subject to the terms of this Agreement, SELLER promptly shall execute and deliver, and shall cause its affiliates and employees to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as BUYER may reasonably request to more effectively transfer, convey and assign to BUYER, and to confirm BUYER's title to, all of the Intellectual Property, including providing to BUYER an executed assignment to BUYER, recordable in the appropriate regional or national patent office, for each patent and patent application within the Intellectual Property and specifically claiming the Field, to assist BUYER in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

      2.4 RESTRICTION ON TRANSFER OF THE INTELLECTUAL PROPERTY.

            2.4.1 BUYER may not Transfer the Intellectual Property or any right or obligation under this Agreement, except as permitted by this Section 2.4. Any attempted Transfer, except as permitted by this Section 2.4 is void.

            2.4.2 BUYER may not Transfer the Intellectual Property separate from all of its rights and obligations under this Agreement. In addition, BUYER may not Transfer any of its rights or obligations under this Agreement separate from the Intellectual Property.

            2.4.3 BUYER may Transfer the Intellectual Property, together with all of its rights and obligations under this Agreement, to another person or entity reasonably satisfactory to SELLER; provided that SELLER's consent shall not be required in connection with such a Transfer (i) in whole or in part to a direct or indirect subsidiary of BUYER or (ii) in connection with a merger (including a Reverse Merger), consolidation, sale of substantially all assets or other similar corporate transaction by or involving BUYER. In connection with any proposed Transfer,

                  (a) The proposed transferee must assume in writing all of BUYER's obligations under this Agreement, including any of BUYER's obligations which arose prior to the effective date of Transfer.

                  (b) The proposed transferee's assumption of BUYER's obligations under this Agreement will NOT relieve BUYER of any liability which BUYER has to SELLER under this Agreement for the failure of BUYER or the proposed transferee to perform all of BUYER's obligations under this Agreement, unless, at BUYER's request, SELLER approves of transferee, which approval shall not be unreasonably withheld, and all of BUYER's obligations and liabilities are then transferred to transferee.

            2.4.4 BUYER will use its commercially reasonable efforts to provide in any license that BUYER may grant to any third party for use of the Intellectual Property that (i) licensee shall pay directly to SELLER directly the Continuing Royalties (the "Equivalent Royalties") that BUYER would be obligated to pay to SELLER pursuant to Section 2.1.3 on account of any Processes performed by licensee using the Intellectual Property and (ii) SELLER shall have the right to enforce such obligation directly against licensee as a third party beneficiary. Any such Continuing Royalties paid to SELLER by any such licensee shall be credited against BUYER's royalty payment obligations to SELLER. The failure to include a "direct payment" obligation in any license granted by BUYER to any third party shall not release BUYER from its obligation to pay to SELLER the Equivalent Royalties.

            2.4.5 Nothing in this Section 2.4 is meant, or shall be construed, to limit BUYER's right to Exploit the Intellectual Property as described in
Section 2.1.1 hereof.

      2.5 REQUIREMENTS FOR USE OF INTELLECTUAL PROPERTY. The Intellectual Property may only be used to perform detoxification processes (the "Processes") on persons for alcohol and/or cocaine addiction (the "Field"). Without limiting the generality of the foregoing sentence, BUYER shall not directly or indirectly use the Intellectual Property to treat any physical or psychological condition other than alcohol addiction and/or cocaine addiction. BUYER must have reasonable grounds to believe that any person on whom a Process is performed is a resident of the Territory. Subject to the last sentence of this paragraph, the Processes may only be performed in a licensed medical facility (the "Medical Center") within the Territory, by one or more Healthcare Providers. A Healthcare Provider may perform evaluation and diagnosis and follow-up care using the Intellectual Property in a Healthcare Provider Officer, provided that the Process is performed in a Hospital.

      2.6 DILIGENCE.

            2.6.1 Until the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date when BUYER has paid to SELLER royalties and, if applicable Additional Payments (as defined below) pursuant to this Agreement of at least $1,000,000 (the "Reversion Term"), BUYER agrees that, unless otherwise agreed to by SELLER, BUYER will allocate during each fiscal year at least fifty percent (50%) (the "Requisite Percentage") of the funds it expends on sales, marketing, research and development (the "Exploitation Activities") on Exploitation Activities relating to use of the Intellectual Property, including any changes or improvements to the Intellectual Property (the "Technology Package"), in the Field.

            2.6.2 Within sixty (60) days after the beginning of each fiscal year of BUYER, BUYER shall deliver to SELLER a copy of the budget that has been approved by the Board of Directors of BUYER for such fiscal year, which shall describe in general terms BUYER's proposed allocation of funds for Exploitation Activities for such fiscal year for (i) the Technology Package, and (ii) any other products or technology.

            2.6.3 Within sixty (60) days after the end of each fiscal year, BUYER shall deliver to SELLER a statement that will indicate (i) BUYER's total expenditures in such fiscal year on (a) Exploitation Activities relating to the Technology Package and (b) all of its Exploitation Activities, and (ii) the actual percentage (the "Actual Percentage") of BUYER's expenditures on Exploitation Activities that were spent on Exploitation Activities relating to the Technology Package.

            2.6.4 If such statement does not indicate that SELLER has expended at least the Requisite Percentage on Exploitation Activities relating to the Technology Package, then SELLER may, by written notice (the "Reversion Notice") to BUYER given within fifteen (15) days of its receipt of such statement, elect to have the rights to the Intellectual Property revert from BUYER to SELLER. Such reversion, if so elected by SELLER, shall take effect (30) days after the date of the Reversion Notice, unless, prior to the end of such 30-day period, BUYER either (i) agrees by written notice to SELLER to increase the Requisite Percentage for the current fiscal year and the remainder of the Reversion Term (provided that BUYER may agree to increase the Requisite Percentage not more than twice) or (ii) pays to SELLER an amount in cash (an "Additional Payment") equal to the product of (x) $20,000 multiplied by (y) the difference between the Requisite Percentage and the Actual Percentage (e.g., if the Actual Percentage was 45%, then the payment due from BUYER to SELLER to prevent reversion would be $100,000 ($20,000 times (50-45)); provided, however, that if the sum of the royalties and Additional Payments (including a prospective Additional Payment) made pursuant to this Agreement would exceed $1,000,000, then the amount of the last prospective Additional Payment shall be reduced so that such sum will not exceed $1,000,000.

            2.6.5 BUYER may also terminate SELLER's reversion rights pursuant to this Section 2.6 at any time by making a payment to SELLER which, when added to the royalties and Additional Payments, if any, previously paid pursuant to this Agreement, would aggregate $1,000,000.

      2.7 FUND RAISING ACTIVITIES. If BUYER does not raise at least $5,000,000 by the first anniversary of the Closing Date (the "Funding Condition"), whether in the form of equity, debt or revenue from operations, or any combination thereof (including (i) net working capital (determined in accordance with generally accepted accounting principles) of a Merger Partner as of the closing of the Reverse Merger, net of long-term debt in excess of $1,000,000 and (ii) cash obtained upon the sale of any marketable securities held by a Merger Partner), then SELLER may terminate this Agreement and the rights to the Intellectual Property shall revert to SELLER upon written notice delivered by SELLER to BUYER within thirty days after BUYER notifies SELLER in writing that the Funding Condition has not been satisfied; provided, however, that any such termination will not affect the rights of any licensee or transferee of BUYER pursuant to any license or transfer entered into by Buyer prior to such termination; and provided further that all of BUYER's rights pursuant to any such license shall be assigned to SELLER.

      2.8 OBLIGATIONS IN CONNECTION WITH REVERSION. In connection with the reversion of the Intellectual Property to SELLER pursuant to Section 2.6, BUYER promptly shall execute and deliver, and shall cause its affiliates and employees to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, at SELLER's expense, as

SELLER may reasonably request to more effectively transfer, convey and assign to SELLER, and to confirm SELLER's title to, all of the Intellectual Property, including providing to SELLER an executed assignment to SELLER, recordable in the appropriate regional or national patent office, for each patent and patent application within the Intellectual Property and specifically claiming the Field.

SECTION 3: QUALITY STANDARDS AND CONTROLS

      3.1 QUALITY STANDARDS TO BE ESTABLISHED BY BUYER. BUYER shall establish and maintain standards for the quality of BUYER's treatment of patients seeking medical care using the Intellectual Property. BUYER's standards at a minimum shall satisfy the standards imposed by law and the standards in BUYER's community for this type of medical care.

      3.2 LABORATORY STANDARD. BUYER shall require all patients to undergo a battery of clinical laboratory tests appropriate for the type of treatment that the Intellectual Property involves. SELLER may from time to time, provide protocols for such clinical tests.

SECTION 4: MALPRACTICE INSURANCE

      4.1 REQUIREMENT OF MALPRACTICE INSURANCE.

                  (a) At BUYER's sole cost and expense, BUYER shall obtain and maintain malpractice insurance, covering all medical care provided by BUYER and the Health Care Providers pursuant to this Agreement. The malpractice insurance must be issued by a company and on terms acceptable to BUYER and SELLER. The insurance required under this Section may be procured by the Health Care Provider, and name SELLER as an additional insured.

                  (b) SELLER shall be a named insured on all policies. BUYER shall use its best efforts to obtain policies that require a 30-day notification to SELLER prior to termination, and a subrogation waiver regarding SELLER. If reasonably possible, BUYER shall give SELLER thirty (30) days' prior written notice if coverage is canceled, modified or terminated. If not reasonably possible, BUYER shall give SELLER the maximum number of days less than thirty
(30), prior written notice possible.

      4.2 COVERAGE LIMITS. The malpractice insurance will have coverage limits of at least One Million Dollars (US $ 1,000,000) per occurrence and at least Three Million Dollars (US $3,000,000) per annual aggregate for each Medical Center.

      4.3 TYPE OF INSURANCE. The insurance may be "occurrence" type or "claims made" type. If BUYER obtains claims made insurance, BUYER will obtain an extended reporting endorsement (a "tail") when required under the policy, to continue insurance coverage for services provided under this Agreement for a period no less than five (5) years following the termination of this Agreement.

SECTION 5: FINANCIAL CONTROLS

      5.1 AUDIT RIGHTS.

                  (a) SELLER may (either directly or through SELLER's Agents) inspect BUYER's books and records on such occasions as SELLER may determine, for purposes of determining whether BUYER has complied with its general financial obligations under this Agreement, and with its specific duty to pay the Continuing Royalties. SELLER will give BUYER at least five (5) business days notice prior to any inspection. SELLER (either directly or through SELLER's Agents) will conduct its inspection during normal business hours. Unless an underpayment of five percent (5%) or more has occurred in any twelve (12) month period, BUYER will be limited to four (4) inspections per that twelve (12) month period. If an underpayment of five percent (5%) or more has occurred, SELLER may inspect once per Payment Period.

                  (b) SELLER may copy part or all of the said books and records as it may determine appropriate for purposes of this Agreement, and SELLER may retain these copies. SELLER may not use these copies or their contents for any other purpose. SELLER and SELLER's Agents shall not divulge any financial information or materials gathered from BUYER or BUYER's Agents without the consent of BUYER, except required by law, including to SELLER's Agents.

      5.2 TAX RETURNS. SELLER shall have the right to receive from BUYER, within two weeks after requested from BUYER, a full copy of BUYER's, income tax returns filed with the applicable federal, state and local governmental authorities, for the year preceding the Closing.

SECTION 6: RECORD KEEPING. OBLIGATIONS

      6.1 FINANCIAL RECORDS.

                  (a) BUYER at BUYER's expense shall maintain such financial records as may be necessary or appropriate to evidence the amounts due SELLER under this Agreement. To this end, BUYER shall establish and/or maintain an appropriate financial system for its books and records, to ensure that the relevant data is gathered and maintained completely and accurately.

                  (b) BUYER shall preserve and safeguard its financial records for no less that five (5) years following the period which the records concern.

      6.2 RECORDS TO ACCOMPANY CONTINUING ROYALTIES. At the time BUYER pays the Continuing Royalties, it shall provide SELLER with a list of the patients treated identified by patient number only during the preceding month, a list of fees collected, and a detailed calculation as to the amount being paid. SELLER shall use this information solely for the purpose of determining royalties owed by BUYER to SELLER and shall treat the information, other than that concerning the amount being paid to SELLER, as BUYER's trade secrets.

      6.3 MEDICAL RECORDS. BUYER at BUYER's expense shall develop a system of medical records and shall maintain medical records for each patient seen in connection with providing treatment using the Intellectual Property. The system of medical records and the maintenance shall accomplish all of the following purposes:

            6.3.1 Comply with all legal requirements for medical records in Territory

            6.3.2 Satisfy at least the minimum standard in the medical community for medical records; and

            6.3.3 Allow thorough evaluation of the quality of medical care provided patients who seek treatment from BUYER using the Intellectual Property; and

            6.3.4 BUYER, shall preserve and safeguard its medical records for no less than five (5) years following the treatment of the applicable patient. Treatment includes any counseling or psychological assistance, and any "follow-up" conducted by SELLER.

            6.3.5 With the exception of patient records, SELLER shall have the right to review, inspect and copy any record referred to in this Agreement. BUYER shall procure appropriate patient releases.

SECTION 7: PROMOTIONAL MATERIAL.

      7.1 MARKETING OF THE INTELLECTUAL PROPERTY. BUYER's rights to the Intellectual Property are limited to the Territory. BUYER may use means of marketing which in the normal course can be expected to reach persons when they are physically in the Territory, but it may not use means of marketing which in the normal course can be expected to reach or does reach more than a de minimis number of persons outside of the Territory.

      7.2 PROMOTIONAL MATERIALS.

            7.2.1 BUYER will develop such promotional and other marketing material (collectively, "Marketing Material") as it deems necessary or appropriate, but in no event less than is necessary for BUYER to fulfill its obligations under this Agreement.

            7.2.2 The Marketing Materials shall accurately characterize the Intellectual Property, its scope or the expected results.

SECTION 8: CONFIDENTIAL INFORMATION

      8.1 CONFIDENTIAL INFORMATION.

                  (a) The parties acknowledge and agree that following the Closing each party will have an ownership interest in the Intellectual Property with such rights thereto as are set forth in this Agreement.

                  (b) For so long as this Agreement remains in effect and for a period of five (5) years following the termination hereof, each party shall maintain in confidence the Intellectual Property and such other confidential information of the other party that is disclosed to it (collectively, the "Confidential Information"), and shall not disclose, use or grant the use of the Confidential Information, except on a need-to-know basis to such party's directors, officers, employees, consultants and collaborators, and to other parties, to the extent such disclosure is reasonably necessary or required in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure by a party to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of Confidential Information. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof.

                  (c) Confidential Information shall not include information that

                        (i) can be shown by the receiving party to have been in its possession prior to receipt thereof from the disclosing party;

                        (ii) is now or hereafter becomes information in the public domain through no act or failure to act by the receiving party;

                        (iii) can be shown by the receiving party to have been subsequently lawfully received by the receiving party on a nonconfidential basis from a third party having the right to disclose it; or

                        (iv) can be shown by the receiving party to have been independently developed by the receiving party before the receiving party had access to the Confidential Information received from the disclosing party.

SECTION 9: GOVERNMENTAL APPROVALS

      9.1 PROCUREMENT. BUYER shall obtain and procure all governmental, state and professional permits/licenses, and other approvals required under the laws or regulations of the Territory (and any subdivisions thereof, if any) to perform, deploy, or carry out their medical responsibilities in the performance of the Intellectual Property and all related medical services (collectively "Permits").

      9.2 RESPONSIBILITY. BUYER shall bear sole responsibility (as between the parties) for knowing at all times which permits, licenses, and other approvals, if any, must be obtained or procured and for obtaining and procuring the Permits at BUYER's sole expense.

      9.3 PREREQUISITE. BUYER shall not perform, deploy, or use the Intellectual Property or commence any treatment of any patients before BUYER has obtained the Permits, if any are required.

      9.4 MAINTENANCE. BUYER shall maintain all of the Permits, if any are required, in full force and effect from a time after the Closing Date that is reasonable to allow procurement of such Permits until the termination of this Agreement, without lapse.

      9.5 TERMINATION. If BUYER fails, for any reason, to obtain the Permits, if any are required, within a reasonable time after the Closing Date and maintain all of the Permits, if any are required, in full force and effect during the entire Term of this Agreement, SELLER may terminate this Agreement immediately upon written notice to BUYER.

SECTION 10: INDEMNIFICATION

      10.1 INDEMNIFICATION OF SELLER. BUYER shall indemnify, hold harmless and defend SELLER and SELLER's Agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of BUYER and BUYER's Agents and affiliates in connection with this Agreement, and with regard to any and all claims relating or arising from this Agreement or the Intellectual Property.

      10.2 INDEMNIFICATION OF BUYER. SELLER shall indemnify, hold harmless and defend BUYER and BUYER's Agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorney's fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of SELLER and SELLER's Agents and affiliates in connection with this Agreement, and with regard to any and all claims relating or arising from this agreement or the Intellectual Property; except for any and all obligations and liabilities with respect to claims for infringement which shall be the sole responsibility of BUYER.

      10.3 LIMITATION OF LIABILITY. It is understood and agreed that neither party to this Agreement shall be liable for any negligent or wrongful acts, either of commission or omission, chargeable to the other, unless such liability is imposed by law and that this Agreement shall not be construed as seeking to either enlarge or diminish any obligation or duty owed by one party against the other or against a third party.

SECTION 11: PATENTS; INFRINGEMENT

      11.1 FILING OF PATENT APPLICATIONS; MAINTENANCE OF PATENTS.

                  (a) BUYER shall identify to SELLER all inventions relating to the Intellectual Property that arise under the Agreement and of which BUYER is aware. Except for those falling within Section 11.1(c) below, BUYER shall be responsible for diligently preparing, filing, prosecuting and maintaining in the Territory all patent applications and patents having at least one claim that covers the Intellectual Property within the Field. All expenses relating to the preparation, filing , prosecution and maintenance of such patent applications and patents will be paid by BUYER.

                  (b) BUYER shall not be responsible for preparing, filing, prosecuting or maintaining any patent application or patent that is enforceable only outside the Territory, or that has no claim that covers the Intellectual

Property within the Field, unless the BUYER and SELLER otherwise agree in writing to this obligation for any particular, identified patent application or patent.

                  (c) In the event that BUYER is not interested in obtaining patent protection for a particular invention it has identified to the SELLER and the SELLER is interested in having patent protection obtained for that invention, SELLER will be responsible for preparing, filing, prosecuting and maintaining in the Territory any such patent application and patent, including paying for such activity, and such patent application and patent shall be excluded from the Intellectual Property and shall belong solely to the SELLER.

      11.2 INFORMATION TO SELLER. BUYER shall inform SELLER of all activities with respect to prosecution and maintenance of patents in the Territory and shall provide to SELLER copies of all office actions and other communications concerning patents within two weeks after receipt thereof. BUYER shall provide copies of proposed amendments, responses and instructions at least three (3) weeks before contemplated submissions to a patent office, if reasonably possible, in order to provide SELLER with an opportunity to comment and provide suggestions with regard thereto if SELLER desires. BUYER shall instruct its attorneys to give consideration to such comments or suggestions as may be provided to them by SELLER.

      11.3 THIRD PARTY INFRINGEMENT. If, at any time during the term hereof, either party shall become aware of any infringement or threatened infringement of the Intellectual Property in the Territory, the party having the knowledge thereof shall forthwith give notice to the other party. BUYER or its designee shall determine within 120 days of notice whether or not to prosecute such alleged infringement and to assert the Intellectual Property against such infringer, in which event BUYER or its designee shall bear all costs and expenses of any actions and enjoy all benefits of damages, proceeds or awards rendered in any such action. In such event, SELLER shall give BUYER or its designee all reasonable assistance in consideration for reimbursement of all out of pocket expenses thereby incurred. SELLER agrees that SELLER will be joined in such suit if SELLER is determined to be a necessary party. Should BUYER not determine or determine not to initiate any action against the alleged infringer within the above 120 days, SELLER shall have the right to assert, at its own expense, the Intellectual Property and shall be entitled to any and all recoveries therein. In the event that an action for infringement may only be asserted in a particular jurisdiction in BUYER's name, then BUYER agrees that it will bring such an action at SELLER's or its designee's request. SELLER or its designee shall pay all of the costs and expenses of such action and enjoy all benefits of damages, proceeds or awards rendered in any such action: SELLER or its designee shall have the right to control such litigation with counsel reasonably acceptable to BUYER selected by SELLER or its designee.

      11.4 PATENT FEES. BUYER shall insure that all fees relating to the Intellectual Property are paid (at BUYER's expense) in due time and that all such administrative steps are taken as may be necessary to keep any patent issuing from the Intellectual Property in force until the termination of this Agreement.

SECTION 12: REPRESENTATIONS AND WARRANTIES

      12.1 OWNERSHIP. SELLER represents and warrants that (i) it is the sole, exclusive, true and lawful owner of the Intellectual Property; (ii) it has the right to Transfer to BUYER good, clear, record and marketable title to the Intellectual Property as contemplated herein; (iii) except as set forth on Schedule B hereto, none of the Intellectual Property has been assigned, transferred or licensed to or from any third party; and (iv) the validity or enforceability of the Intellectual Property has not been challenged by others in any proceeding or dispute about which SELLER has received notice, nor is there any pending or, to the best of SELLER's knowledge, threatened litigation or proceeding challenging SELLER's right to use any of such Intellectual Property.

      12.2 FILES. SELLER has used its diligent and reasonable efforts to provide to BUYER all existing files and records pertaining to the Intellectual Property, including, but not limited to, all office actions, drafts, receipts, drawings, correspondence, disclosures, models, copies, prototypes, diagnostic reports, test results, opinions, prior art (including search results, publications and copies of patents, if any) and analyses (collectively, the "Files"). To the extent that any Files have not been provided to BUYER as of the Closing Date, SELLER shall, upon the first to occur of the request of BUYER or discovery that such Files have not been provided, provide such Files to BUYER, at no charge to BUYER.

      12.3 AUTHORITY. SELLER and BUYER each represent and warrant that each has the authority to execute this Agreement and to perform all the functions necessary to effect the transactions contemplated herein and that this Agreement has been duly authorized and is a valid and binding obligation of such party.

      12.4 USE OF INTELLECTUAL PROPERTY. SELLER warrants that the Intellectual Property constitutes all technology and know-how necessary for alcohol and/or cocaine detoxification processes and that the Intellectual Property will enable BUYER to provide such processes in accordance with the specifications set forth on Schedule C.

      12.5 EXCEPT AS EXPRESSLY STATED HEREIN, SELLER MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE INTELLECTUAL PROPERTY FURNISHED HEREUNDER OR IN CONNECTION HEREWITH. SELLER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING SUITABILITY FOR USE OR PERFORMANCE OF INTELLECTUAL PROPERTY WHICH IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY OF SELLER FOR ANY PURPOSE, OR GIVE RISE TO ANY LIABILITY OF SELLER FOR ANY PURPOSE.

SECTION 13: TERMINATION OF RIGHT TO USE THE INTELLECTUAL PROPERTY

      13.1 TERMINATION BY SELLER. Notwithstanding anything to the contrary contained herein, BUYER shall cease to have the right to use the Intellectual Property to perform Processes during such periods as any of the following events shall occur:

            13.1.1 BUYER's failure to comply with the requirements of Section 10.1.

            13.1.2 BUYER shall have committed a breach of a material term of this Agreement, which shall not be cured within thirty (30) days of written notice of such breach. Without limiting the generality of the foregoing, the following provisions shall be deemed to be material provisions of this Agreement for the purposes of Section 13.1.2: Sections 2.1.2, 2.1.3, 2.4, 2.5, 2.6, 3, 4,
5, 6, 7, 8, 9, 10, 11, 12 and 14.

            13.1.3 If BUYER loses its legal capacity to perform Processes in the Territory.

            13.1.4 If BUYER becomes bankrupt or insolvent, or has made an assignment for the benefit of its creditors or has a petition filed against it under any bankruptcy or similar laws (which petition is not dismissed within 30 days of such filing), or a receiver or liquidator is appointed for all of a majority of its assets or if it is unable to pay its debts as they become due.

      13.2 INJUNCTIVE RELIEF.

            13.2.1 BUYER acknowledges that if it should commit a material breach of a material provision of this Agreement, SELLER may suffer irreparable damages and that SELLER's remedy at law may be inadequate. Therefore, in addition to any remedy of law otherwise available to SELLER, BUYER agrees that SELLER may be entitled to a temporary or permanent injunction restraining BUYER from any such violations and BUYER may be specifically compelled to perform its material obligations under this Agreement. BUYER hereby consents to the personal jurisdiction of any state or federal court located in the state of New York for the purpose of providing such injunctive relief.

            13.2.2 SELLER acknowledges that if it should commit a material breach of a material provision of this Agreement, BUYER may suffer irreparable damages and that BUYER's remedy at law may be inadequate. Therefore, in addition to any remedy of law otherwise available to BUYER, SELLER agrees that BUYER may be entitled to a temporary or permanent injunction restraining SELLER from any such violations and SELLER may be specifically compelled to perform its material obligations under this Agreement. SELLER hereby consents to the personal jurisdiction of any state or federal court located in the state of New York for the purpose of providing such injunctive relief.

      13.3 PRIOR OBLIGATIONS. Unless otherwise expressly provided for herein, termination of BUYER's right to use the Intellectual Property shall be without prejudice to the right of any party who is not in default hereunder to receive all payments accrued and unpaid at the effective date of such termination or expiration, to the remedy of either party in respect to any previous breach of any of the covenants herein contained and to any other provisions herein which expressly or necessarily call for performance after such termination or expiration.

SECTION 14: GENERAL PROVISIONS

      14.1 AMENDMENT. This Agreement may be amended by the parties. No amendment will be effective unless in writing, and signed by both parties.

      14.2 ARBITRATION.

            14.2.1 The parties will attempt through good faith negotiation to resolve their disputes. The term "disputes" includes, without limitation, any disagreements between the parties concerning the existence, formation, interpretation and implementation of this Agreement.

            14.2.2 If the parties are unable to resolve their disputes by negotiation, either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity.

            14.2.3 The arbitration will be by the American Arbitration Association, which will apply its rules except as stated in this Section 14.2.
14.2.4 The fee payable to the arbitrator will be based upon the their current fee schedule of the American Arbitration Association and will be advanced one half by each party, upon the written request of the arbitrator(s) or the American Arbitration Association.

            14.2.5 Except as set forth in this Section 14.2, the arbitrator(s) will conduct the arbitration according to the rules of the American Arbitration Association. Arbitration will take place in New York City, unless the parties hereto otherwise agree. The arbitrator(s) will base the decision on the express language of this Agreement. Each party may make written submissions to the arbitrator, and each party will have a reasonable opportunity for rebuttal, but no longer than ten (10) days. As soon after the appointment of the arbitrator(s) as is reasonably practicable, the arbitrator(s) will conduct a hearing on the dispute. As soon as reasonably practicable, but not later than ten (10) days after the hearing is completed, the arbitrator(s) will arrive at a final decision, which will be reduced to writing, signed by the arbitrators, and mailed to each party and its legal counsel.

            14.2.6 All decisions of the arbitrator(s) will be final, and binding on both parties, and (except as otherwise provided herein) will constitute the only method of resolving disputes. Judgment may be entered upon the decision in accordance with applicable law in any court having jurisdiction. Each party waives the right to challenge the use of arbitration to resolve disputes as provided for in this Agreement.

            14.2.7 This arbitration section and all decisions of the arbitrator(s) will be specifically enforceable in a court of law, or in the arbitral tribunal.

            14.2.8 The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitral tribunal will have the right to make a final determination of the parties' rights, including whether to make permanent, modify or dissolve any judicial order.

            14.2.9 Nothing contained in this Section 14.2 shall preclude the SELLER or BUYER from enforcing its rights under this Agreement in accordance with its terms.

      14.3 ATTORNEYS' FEES. If either party institutes litigation or arbitration to interpret or enforce this Agreement, or to recover damages for breach of this Agreement, the prevailing party will be entitled to recover costs of suit or arbitration, and to recover actual attorney fees.

      14.4 CAPTIONS. The titles and captions are included only as a matter of convenience. They will not affect the interpretation of any provision.

      14.5 CONSENTS AND APPROVALS. A party will not unreasonably withhold a consent provided for in this Agreement, unless the Agreement specially permits otherwise. Consents will be effected only by notice.

      14.6 CONSTRUCTION OF AGREEMENT. Both parties and their counsels have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

      14.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, but taken together will constitute one instrument.

      14.8 BUSINESS DAYS. If the day for performance of any obligation under this Agreement is a Saturday, Sunday or legal holiday, then the time for performance of any obligation under this Agreement will be extended to 5:00 p.m. on the first day following which is not a Saturday, Sunday or legal holiday.

      14.9 CUMULATION OF REMEDIES. The various rights, options, elections, powers, and remedies under this Agreement, or granted by law (collectively, "Remedies"), will be construed as cumulative. No single Remedy is exclusive of any of the other Remedies.

      14.10 DOLLARS. All the amounts referred to herein are in United States Dollars.

      14.11 ELECTRONIC FACSIMILE. If a party signs this Agreement and then transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

      14.12 EXPENSES. Except as may be specifically provided for in this Agreement, both parties will bear their own expenses incurred in connection with this Agreement and the transactions contemplated in it including, but not limited to, legal and accounting fees.

      14.13 FURTHER ASSURANCES. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence or confirm the agreements contained in this Agreement or otherwise carry out the intent and purposes of this Agreement.

      14.14 GOVERNING, LAW. This Agreement will be construed and enforced according to the laws of the State of New York without regard to conflicts of law principles.

      14.15 INCORPORATION OF RECITALS AND THE EXHIBIT. All Recitals and the schedules and exhibit referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.

      14.16 INTEGRATION. The making, execution and delivery of this Agreement by the parties has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the parties. There are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.

      14.17 NO JOINT VENTURE. Neither party is an agent, partner, or joint venture with or of the other party.

      14.18 NOTICES.

            14.18.1 WRITTEN NOTICES. All notices, demands or requests ("Notices") which are required or permitted to be given pursuant to this Agreement will be in writing. Notices will be delivered personally, by commercial carrier, by fax with a machine generated confirmation sheet or by registered or certified mail, postage prepaid, addressed to a party as stated below.

            SELLER's address for notices.

                  CITA, S.L.
                  Roncesvalles 2
                  Madrid 28007 Spain
                  Tel:   34-91-5525704
                  Fax:   34-91-5520530
                  Attn:  Dr. Juan Jose Legarda Ibanez

            With a copy to:

                  Phillips Nizer LLP
                  666 Fifth Avenue
                  New York, NY 10103
                  Tel:   212-977-9700
                  Fax:   212-262-5152
                  Attn:  Brian Brodrick, Esq.

            BUYER's address for notices.

                  Hythiam, Inc.
                  11111 Santa Monica Boulevard, Suite 650
                  Los Angeles, California 90025
                  Tel:   (310) 479-4570
                  Fax:   (310) 479-2959
                  Attn:  Terren S. Peizer

            With a copy to:

                  Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Tel: 310-277-1010
                  Fax:   310-203-7199
                  Attn:  Carol A. Schneider, Ph.D., J.D.

            14.18.2 EFFECTIVE DATE. Notice given personally or by commercial carrier is effective upon delivery. Notice given by fax with a machine generated confirmation sheet is effective upon sending. Notice given by mail of a national government is effective seven days after the date of mailing.

            14.18.3 CHANGE OF ADDRESS. Either party may change his/its address for Notices by notice given pursuant to this section.

      14.19 PARTIAL INVALIDITY. If any provision of this Agreement is found to be invalid or unenforceable by any court or arbitral tribunal, only that provision will be ineffective, unless its invalidity or non enforceability will defeat an essential business purpose of this Agreement.

      14.20 SOLE DISCRETION. If any party may make a decision or take action or refuse to take action under this Agreement in that party's sole discretion, the party may act based on any reason or no reason, so long as the basis for action is not an illegal reason.

      14.21 TIME OF THE ESSENCE. Time is of the essence throughout the term of this Agreement for every provision in which time is an element. No extension of time for performance of any act will be deemed an extension of time for the performance of any other acts.

      14.22 WAIVER OF RIGHTS. No waiver of or failure by either party to enforce a provision, covenant, condition or right under this Agreement (collectively, "Right") will be construed as a subsequent waiver of the same Right, or a waiver of any other Right. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

      14.23 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns and shall be binding upon the parties to this Agreement and their respective successors and assigns. SELLER may not assign any of its rights under this Agreement without the prior written consent of BUYER. There are no third party beneficiaries under this Agreement and the sole and intended beneficiaries of this Agreement are BUYER and SELLER.

      14.24 RIGHT OF FIRST NEGOTIATION. SELLER agrees to grant to BUYER first negotiation rights for any intent of expansion of use of the Intellectual Property outside of the designated Territory by (i) any third party other than SELLER or (ii) SELLER, if Dr. Juan Legarda beneficially owns, or following such transaction will beneficially own, less than eighty percent (80%) of all of the equity interests of SELLER. BUYER upon notification of such rights shall have 30 days from the date of notice to negotiate an agreement for such expanded territory in a form and on terms which are acceptable to SELLER. Notice shall be in written form to BUYER and BUYER must notify SELLER within 5 days after receipt of its intent. Both BUYER and SELLER agree to negotiate in good faith.

      14.25 "EXPLOIT" AND "TRANSFER". BUYER's right to "Exploit" (as defined in the Recitals hereto) the Intellectual Property in the Field within the Territory pursuant to this Agreement does not include the right to Transfer such Intellectual Property. BUYER's right to Transfer such Intellectual Property shall be governed by the provisions of this Agreement which specifically discuss the Transfer thereof.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                        CITA S.L.



                                        By: /s/ Juan Jose Legarda
                                            ------------------------------------
                                            Dr. Juan Jose Legarda Ibanez
                                            Title:


                                        HYTHIAM, INC.



                                        By:  /s/ Terren S. Peizer
                                           -------------------------------------
                                           Terren S. Peizer
                                           Title:

                                    EXHIBIT 1
                                    ---------

                               SECURITY AGREEMENT

      THIS SECURITY AGREEMENT ("Security Agreement") is made the 12th day of March, 2003, between Hythiam, Inc., a Delaware corporation ("Debtor") and CITA S.L., a Spanish corporation ("Secured Party").

      This Security Agreement is entered into to secure certain obligations of Debtor to Secured Party pursuant to that certain Technology Purchase and Royalty Agreement dated as of the date hereof (the "Technology Agreement").

SECTION 15: DEFINITIONS.

      15.1 "Collateral." The Collateral shall consist of the Intellectual Property (as such term is defined in the Technology Agreement), wherever located, including:

            15.1.1 General intangibles included in the Intellectual Property;
and

            15.1.2 proceeds and products of the foregoing.

      15.2 "Obligations." This Security Agreement secures the following:

            15.2.1 Debtor's obligations to Secured Party under Sections 2.6 and
2.7 of the Technology Agreement;

            15.2.2 the repayment of (a) any amounts that Secured Party may advance or spend for the maintenance or preservation of the Collateral and (b) any other expenditures that Secured Party may make under the provisions of this Security Agreement or for the benefit of Debtor; and

            15.2.3 any of the foregoing that arise after the filing of a petition by or against Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code ss. 362 or otherwise.

      15.3 UCC. Any term used in the Uniform Commercial Code as in effect in New York ("UCC") and not defined in this Security Agreement has the meaning given to the term in the UCC.

SECTION 16: GRANT OF SECURITY INTEREST.

      Debtor grants a security interest in the Collateral to Secured Party to secure the payment or performance of the Obligations.

SECTION 17: PERFECTION OF SECURITY INTERESTS.

      17.1 Filing of financing statement and patent assignments.

            17.1.1 Debtor authorizes Secured Party to file one or more financing statements (the "Financing Statements") describing the Collateral.

            17.1.2 At Secured Party's request, Debtor shall provide Secured Party an official report from the Secretary of State of each Collateral State, the Chief Executive Office State, and the Debtor State (each as defined below) (the "SOS Reports") indicating that Secured Party's security interest in the Collateral as described in the applicable Financing Statement and which may be perfected by the filing of such Financing Statement is prior to all other security interests or other interests reflected in the report. Secured Party acknowledges and understands that such SOS Reports may not be available until a period of time following filing of any Financing Statement and the unavailability of such a report shall not be deemed a breach of this Agreement.

            17.1.3 Secured Party, at Debtor's expense, may prepare, file and record such assignments, statements, notices and agreements, take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations (whether state, federal, or local), as necessary to perfect, evidence and continue Secured Party's security interest in the Collateral, including, without limitation, assignments of security in the U.S. Patent and Trademark Office and corresponding foreign patent offices. Debtor agrees to cooperate with Secured Party in making such filings, including by executing such filings, as necessary. Secured Party shall be responsible for the timely filing of any such documents.

      17.2 Possession.

            17.2.1 Debtor shall have possession of the Collateral, except where expressly otherwise provided in this Security Agreement; and

            17.2.2 Where Collateral is in the possession of a third party, Debtor will join with Secured Party in notifying the third party of Secured Party's security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Secured Party.

SECTION 18: POST-CLOSING COVENANTS AND RIGHTS CONCERNING THE COLLATERAL.

      18.1 Inspection. The parties to this Security Agreement may inspect any Collateral in the other party's possession, at any time during normal business hours and upon reasonable advance notice.

      18.2 Limitations on Obligations Concerning Maintenance of Collateral.

            18.2.1 Risk of Loss. Debtor has the risk of loss of the Collateral.

            18.2.2 No Collection Obligation. Secured Party have no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

      18.3 No Disposition of Collateral. Secured Party does not authorize, and Debtor agrees not to:

            18.3.1 make any sales or leases of any of the Collateral, except in the ordinary course of business or as otherwise permitted pursuant to the Technology Agreement;

            18.3.2 license any of the Collateral except in the ordinary course of business or as otherwise permitted under the Technology Agreement; or

            18.3.3 grant any other security interest in any of the Collateral.

SECTION 19: DEBTOR'S REPRESENTATIONS AND WARRANTIES.

      Debtor warrants and represents that:

      19.1 Title to and transfer of Collateral. It has rights in or the power to transfer the Collateral and, based on the representations and warranties of Secured Party in the Technology Agreement, its title to the Collateral is free of all adverse claims, liens, security interests and restrictions on transfer or pledge except as created by this Security Agreement or created by or otherwise described in the Technology Agreement.

      19.2 Location of Collateral. All collateral is located solely in the State (the "Collateral State") listed in Exhibit A.

      19.3 Location, State of Incorporation and, Name of Debtor. Debtor's:

            19.3.1 chief executive office is located in the State (the "Chief Executive Office State") identified in Exhibit A;

            19.3.2 state of incorporation is the State (the "Debtor's State") identified in Exhibit A; and

            19.3.3 exact legal name is as set forth in the first paragraph of this Security Agreement.

SECTION 20: DEBTOR'S COVENANT.

      Until the Obligations are performed in full, Debtor agrees that it will:

      20.1 preserve its corporate existence and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, except in any case if the merger or consolidation partner or acquiror expressly assumes in writing all of the obligations of Debtor hereunder or as otherwise may be permitted or contemplated pursuant to the Technology Agreement;

      20.2 not change the state of its incorporation without providing Secured Party with 30 days' prior written notice; and

      20.3 not change its corporate name without providing Secured Party with 30 days' prior written notice.

SECTION 21: EVENTS OF DEFAULT.

      The occurrence of any of the following shall, at the option of Secured Party, be an Event of Default:

      21.1 Any default under any of the Obligations, following 30-days advance written notice, during which time Debtor may cure the default;

      21.2 Debtor's failure to comply with any of the material covenants, or the incorrectness in any material respect of any representation or warranty of Debtor contained in, this Security Agreement, in either case, following 30-days advance written notice, during which time Debtor may cure the default;

      21.3 Transfer or disposition of any of the Collateral, except as expressly permitted by this Security Agreement;

      21.4 Attachment, execution or levy on any of the Collateral not discharged within 60 days; or

      21.5 Debtor voluntarily or involuntarily becoming subject to any proceeding under (a) the Bankruptcy Code or (b) any similar remedy under state statutory or common law and the continuance of (if involuntary) such proceeding for 60 consecutive days unless dismissed, bonded or discharged to the satisfaction of a court of competent jurisdiction.

SECTION 22: DEFAULT COSTS.

      22.1 Should an Event of Default occur, Debtor will pay to Secured Party all costs reasonably incurred by the Secured Party for the purpose of enforcing its rights hereunder, including:

            22.1.1 costs of foreclosure;

            22.1.2 costs of obtaining money damages; and

            22.1.3 a reasonable fee for the services of attorneys employed by Secured Party for any purpose related to this Security Agreement or the Obligations, including consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

SECTION 23: REMEDIES UPON DEFAULT.

      23.1 General. Upon any Event of Default, Secured Party may pursue any remedy available at law (including those available under the provisions of the UCC), or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise. 23.2 Remedies. Upon any Event of Default, Secured Party shall have the right to pursue any of the following remedies separately, successively or simultaneously:

            23.2.1 File suit and obtain judgment and, in conjunction with any action, Secured Party may seek any ancillary remedies provided by law, including levy of attachment and garnishment.

            23.2.2 Without taking possession, sell, lease or otherwise dispose of the Collateral at public or private sale in accordance with the UCC. Upon Secured Party's written demand, Debtor will assemble and make the Collateral available to Secured Party as it directs. Debtor grants to Secured Party the right, for this purpose, upon written demand, to enter into or on any premises where Collateral may be located during normal business hours.

SECTION 24: FORECLOSURE PROCEDURES.

      24.1 No Waiver. No delay or omission by Secured Party to exercise any right or remedy accruing upon any Event of Default shall: (a) impair any right or remedy, (b) waive any default or operate as an acquiescence to the Event of Default, or (c) affect any subsequent default of the same or of a different nature.

      24.2 Notices. Secured Party shall give Debtor such notice of any private or public sale as may be required by the UCC.

      24.3 Condition of Collateral. Secured Party has no obligation to clean-up or otherwise prepare the Collateral for sale.

      24.4 No Obligation to Pursue Others. Secured Party has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Secured Party may release, modify or waive any collateral provided by any other person to secure any of the Obligations, all without affecting Secured Party's rights against Debtor. Debtor waives any right it may have to require Secured Party to pursue any third person for any of the Obligations.

      24.5 Compliance with Other Laws. Secured Party shall comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

      24.6 Warranties. Secured Party may sell the Collateral without giving any warranties as to the Collateral. Secured Party may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

      24.7 Purchases by Secured Party. In the event Secured Party purchases any of the Collateral being sold, Secured Party may pay for the Collateral by crediting some or all of the Obligations of the Debtor.

      24.8 No Marshalling. Secured Party will have no obligation to marshal any assets in favor of Debtor, or against or in payment of:

            24.8.1 any of the other Obligations, or

            24.8.2 any other obligation owed to Secured Party by Debtor or any other person.

SECTION 25: MISCELLANEOUS

      25.1 Assignment.

            25.1.1 Binds Assignees. This Security Agreement shall bind and shall inure to the benefit of the heirs, legatees, executors, administrators, successors and assigns of Secured Party and shall bind all persons who become bound as a debtor to this Security Agreement.

            25.1.2 No Assignments by Debtor. Secured Party does not consent to any assignment by Debtor except as expressly provided in this Security Agreement and the Technology Agreement.

            25.1.3 Secured Party Assignments. Secured Party may assign its rights and interests under this Security Agreement to the same extent permitted under the Technology Agreement; provided, however, that Secured Party may only assign such rights and interests in connection with an assignment of the benefit of the Obligations under the Technology Agreement. If an assignment is made and Secured Party provides Debtor with written notice thereof, Debtor shall render performance under this Security Agreement to the assignee; provided, however, that Debtor may assert against any assignee any claims, defenses or set-offs which Debtor could assert against Secured Party.

      25.2 Severability. Should any provision of this Security Agreement be found to be void, invalid or unenforceable by a court or panel of arbitrators of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid or unenforceable and shall not affect the remaining provisions of this Security Agreement.

      25.3 Notices. Any notices required by this Security Agreement shall be deemed to be delivered (a) three (3) business days after such notice has been deposited in any United States postal box if postage is prepaid, and the notice properly addressed to the intended recipient, (b) one (1) business day after such notice has been delivered to a nationally-recognized overnight delivery service if the delivery fee is prepaid and the notice properly addressed to the intended recipient, (c) on the date received by telecopy, as evidenced by a confirmed delivery receipt, (d) on the date received through the Internet, as evidenced by an electronic confirmation of delivery, or (e) when personally delivered.

      25.4 Headings. Section headings used in this Security Agreement are for convenience only. They are not a part of this Security Agreement and shall not be used in construing it.

      25.5 Governing Law. This Security Agreement is being executed and delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with the laws of the State of New York, except to the extent that the UCC provides for the application of the law of the Debtor State.

      25.6 Rules of Construction.

            25.6.1 No reference to "proceeds" in this Security Agreement authorizes any sale, transfer, or other dispositions of the Collateral by the Debtor other than as permitted by this Agreement or the Technology Agreement.

            25.6.2 "Includes" and "including" are not limiting.

            25.6.3 "Or" is not exclusive.

            25.6.4 "All" includes "any" and "any" includes "all."

      25.7 Integration and Modifications.

            25.7.1 This Security Agreement is the entire agreement of the Debtor and Secured Party concerning its subject matter.

            25.7.2 Any modification to this Security Agreement must be made in writing and signed by the party adversely affected.

      25.8 Waiver. Any party to this Security Agreement may waive the enforcement of any provision to the extent the provision is for its benefit.

      25.9 Further Assurance.

            25.9.1 Debtor agrees to execute any further documents, and to take any further actions, reasonably requested by Secured Party to evidence or perfect the security interest granted herein, to maintain the first priority of the security interests, or to effectuate the rights granted to Secured Party herein.

            25.9.2 Secured Party agrees to promptly execute, upon satisfaction of Debtor's obligations under Section 2.6 and Section 2.7 of the Technology Agreement, all UCC releases and other documents and instruments reasonably requested by Debtor, at Debtor's expense, to release the lien of the Secured Party in the Collateral.

                            [SIGNATURE PAGE FOLLOWS]

            The parties have signed this Security Agreement as of the day and year first above written.

                                    "DEBTOR"

                                    HYTHIAM, INC.
                                    A California corporation


                                    By:  /s/ Terren S. Peizer
                                        ----------------------------------------
                                    Name:
                                    Title:


SECURED PARTY:

Accepted by:

CITA S.L.


By:  Juan Jose Legarda
    ------------------------------
Name:
Title:

                                                                    Exhibit A to
                                                              Security Agreement

I.    Collateral State

      California

II.   Chief Executive Office State

      California

III.  State of Incorporation

      Delaware


                                      -1-